UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2024

GOLUB CAPITAL PRIVATE CREDIT FUND

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01555	92-2030260
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Park Avenue, 25th Floor, New York, NY	10106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 750-6060

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 22, 2024, Golub Capital Private Credit Fund (the “Company”) entered into a Master Note Purchase Agreement (the “Master Note Purchase Agreement”), governing the issuance of $300,000,000 aggregate principal amount of 7.12% Series 2024A Senior Notes, Tranche A, due November 18, 2027 (the “Tranche A Notes”), $100,000,000 aggregate principal amount of Floating Rate Series 2024A Senior Notes, Tranche B, due November 18, 2027 (the “Tranche B Notes”), and €25,000,000 aggregate principal amount of Floating Rate Series 2024A Senior Notes, Tranche C, due November 18, 2027 (the “Tranche C Notes” and, together with the Tranche A Notes and Tranche C Notes, the “Notes”), to qualified institutional investors in a private placement. The Tranche A Notes bear interest at a rate equal to 7.12% per annum that is payable semi-annually on February 5 and August 5 of each year. The Tranche B Notes bear interest at a rate equal to the Term Secured Overnight Financing Rate plus 2.63% that is payable quarterly on February 5, May 5, August 5 and November 5 of each year. The Tranche C Notes bear interest at a rate equal to the Euro Interbank Offered Rate plus 2.29% that is payable semi-annually on February 5 and August 5 of each year.

The Notes may be redeemed in whole or in part at any time or from time to time at the Company’s option at par plus accrued interest to the prepayment date and, if applicable, a make-whole premium. In addition, the Company is obligated to offer to prepay the Notes at par plus accrued and unpaid interest up to, but excluding, the date of prepayment, if certain change in control events occur. The Notes are general unsecured obligations of the Company that rank pari passu with all outstanding and future unsecured and unsubordinated indebtedness issued by the Company.

The Master Note Purchase Agreement contains customary terms and conditions for senior unsecured notes issued in a private placement, including, without limitation, affirmative and negative covenants such as information reporting, maintenance of the Company’s status as a BDC within the meaning of the 1940 Act, minimum consolidated net worth of the higher of (A) $455,266,100 and (B) the sum of (i) $455,266,100 plus (ii) 25% of the net cash proceeds from the sale of equity interests of the Company and its subsidiaries after September 6, 2023 minus (iii) the sum of (A) 25% of the aggregate amount paid or distributed by the Company to purchase its shares of common stock in connection with tender offers after September 6, 2023 plus (B) 25% of the aggregate amount of equity interests of the Company redeemed, bought back or purchased by the Company after September 6, 2023, and a minimum asset coverage ratio of 1.50 to 1.00.

In addition, in the event that a Below Investment Grade Event (as defined in the Master Note Purchase Agreement) occurs, the Notes will bear interest at the rate per annum which is 1.00% above the interest rate then in effect on the applicable Notes from the date of the occurrence of the Below Investment Grade Event to and until the date on which such Below Investment Grade Event is no longer continuing. In the event that a Secured Debt Ratio Event (as defined in the Master Note Purchase Agreement) occurs, the Notes will bear interest at the rate per annum which is 1.50% above the interest rate then in effect on the applicable Notes as of the earlier of (i) the date of the occurrence of the Secured Debt Ratio Event and (ii) the last day of the applicable fiscal quarter or fiscal year for which financial statements evidence the occurrence of the Secured Debt Ratio Event, to and until the date on which such Secured Debt Ratio Event is no longer continuing. In the event that a Below Investment Grade Event and a Secured Debt Ratio Event are both continuing at the same time, then as of the date on which both such events first simultaneously existed and are continuing until the earliest date on which either or both events is no longer continuing, the Notes will bear interest at a rate per annum which is 2.00% above the stated rate on the applicable Notes.

The Master Note Purchase Agreement also contains customary events of default with customary cure and notice periods, including, without limitation, nonpayment, incorrect representation in any material respect, breach of a covenant, certain cross-defaults or cross-acceleration under other indebtedness of the Company or its subsidiaries, certain judgments and orders and certain events of bankruptcy.

The foregoing description of the Master Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Master Note Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Note Purchase Agreement, dated as of May 22, 2024, by and among Golub Capital Private Credit Fund and the purchasers party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Golub Capital Private Credit Fund has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golub Capital Private Credit Fund

Date: May 24, 2024	By:	/s/ Christopher C. Ericson
	Name:	Christopher C. Ericson
	Title:	Chief Financial Officer and Treasurer